Exhibit 99.1
KEYCORP
401(k) SAVINGS PLAN
FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
December 31, 2009

KeyCorp
401(k) Savings Plan
INDEX

Page
Report of Independent Registered Public Accounting Firm

Financial Statements:
Statement of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 18

Supplemental Schedules:
Schedule of Assets Held for Investment Purposes at End of Year	19
Schedule of Reportable Transactions	20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan
Cleveland, Ohio
We have audited the accompanying Statement of Net Assets Available for Benefits of the KEYCORP 401(k) SAVINGS PLAN as of December 31, 2009 and 2008 and the related Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of KeyCorp 401(k) Savings Plan as of December 31, 2009 and 2008, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying schedule of assets held for investment purposes (at end of year) as of December 31, 2009 and the schedule of reportable transactions for the year then ended, are presented for the purposes of additional analysis and are not a required part of the financial statements but are supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ MEADEN & MOORE, LTD.
Certified Public Accountants
June 25, 2010
Cleveland, Ohio

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	December 31
	2009	2008
ASSETS
Investments:
Key Corp common stock (cost $395,419,587 and $405,891,313 at 2009 and 2008, respectively)	$174,448,826	$227,352,072
Interest in mutual funds and collective trusts at fair value	995,157,271	829,036,758
Loans to participants	30,748,137	32,259,973

Total Investments	1,200,354,234	1,088,648,803

Receivables:
Receivable — Interest and dividends	49	39,708
Securities sold, not settled	129,175	237,434

Total Receivables	129,224	277,142

Cash	368,725	641,136

Total Assets	1,200,852,183	1,089,567,081

LIABILITIES
Securities purchased, not settled	2,263,047	144,644

Net Assets Available for Benefits at Fair Value	1,198,589,136	1,089,422,437

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	486,555	5,632,921

Net Assets Available for Benefits	$1,199,075,691	$1,095,055,358

See accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	Year Ended December 31
	2009	2008
Additions to Net Assets Attributed to:
Contributions:
Employer	$45,415,588	$48,833,592
Participants	65,439,969	72,690,674
Rollovers	1,179,484	2,145,663

	112,035,041	123,669,929

Investment Income (Loss):
Common stock dividends	2,640,417	23,593,271
Net investment income from mutual funds and collective trusts	11,597,751	16,516,491
Net realized gain (loss) and unrealized appreciation (depreciation)	78,905,847	(695,856,986)
Interest on participant loans	1,984,949	2,576,204

Total Investment Income (Loss)	95,128,964	(653,171,020)

Deductions from Net Assets Attributed to:
Participant withdrawals	102,235,745	199,041,102
Administrative and other expenses	907,927	375,345

Total Deductions	103,143,672	199,416,447

Net Increase (Decrease)	104,020,333	(728,917,538)

Acquisition Related Asset Transfer (Note 9)	—	48,229,117

Net Assets Available for Benefits:
Beginning of Year	1,095,055,358	1,775,743,779

End of Year	$1,199,075,691	$1,095,055,358

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan

The following description of The KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan is comprised of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code) and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, automatically may be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2009 and 2008, $437,178 and $4,410,452, respectively, of dividends were paid directly to Participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer) are eligible to participate in the Plan as of their first day of employment with an Employer for purposes of making pre-tax contributions, Plan transfer contributions and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006 or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan. Commencing January 1, 2010, the Plan was amended to provide for an automatic enrollment feature for new regular full-time and part-time employees of the Employer (Covered Employees).

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code as defined in the Plan agreement.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 16% of their compensation on a pretax basis to the Plan and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2009 and 2008 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized, employees may contribute up to 25% (2009 and 2008) of their compensation to the Plan.

Commencing January 1, 2010, an automatic enrollment feature was added to the Plan for all new Covered Employees. The initial Default Percentage for Covered Employees is 2% and will increase by 1% at the beginning of each Plan year until the Default Percentage is 6%. No later than 90 days after Default Elective Deferrals are first withheld from a Covered Employee’s pay, the Covered Employee may request a distribution of his or her Default Elective Deferrals.

Employer Matching Contributions:

After satisfying the eligibility requirements, the Company matches up to the first 6% of the participant’s contributions to the Plan. Default Elective Deferrals will be eligible for Matching Contributions after the Covered Employee satisfies the Eligibility Requirements for receiving a Matching Contribution. The matching contributions are invested in the KeyCorp Common Stock Fund. Effective January 1, 2005, participants may diversify one-third of those matching contributions and profit sharing contributions allocated to the participant’s December 31, 2004 account as of each January 1st for the next three (3) succeeding January 1st commencing January 1, 2005.

In addition, for Plan years beginning on and after January 1, 2005, matching contributions and profit sharing contributions that are allocated to the participant’s plan account and invested in the KeyCorp Common Stock Fund and that are held in that account for a period of three (3) full calendar years following their allocation to that participant’s plan account may be diversified at the election of the participant. Effective January 1, 2007, participants may diversify 100% of those matching contributions and profit sharing contributions that are allocated to the participant’s plan account after he or she has completed 3 years of service or after age 55. Effective January 1, 2010, participants have the right to immediately diversify all matching contributions and regular profit sharing contributions that are allocated to the participant’s account.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Employer Discretionary Contributions:

The Company may also make additional contributions as approved by the Board of Directors. Commencing January 1, 2010 and thereafter, profit sharing contributions may be made and allocated and credited to the accounts of participants employed on the last day of the Plan year, in the ratio that the participant’s compensation bears to the compensation of all eligible participants entitled to receive an allocation, based on the further terms and conditions set forth in the Plan. KeyCorp has committed to a 3% profit-sharing allocation for 2010 for eligible employees as of December 31, 2010.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

Participants’ Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer contributions, earnings and losses thereon.

Vesting:

All participants are 100% vested in elective deferrals and rollover contributions made to the Plan. Participants are 100% vested in company matching contributions and company discretionary contributions after three years of service in years in which the Safe Harbor provisions of Section 401(k)(12) of the Code are not utilized. Contributions subject to the Safe Harbor provisions of Section 401(k)(12) are 100% vested.

Forfeitures:

Under the terms of the Plan, forfeited nonvested participant amounts may be used to pay Plan administrative expenses and to offset Employer contributions to the Plan. At December 31, 2009 and 2008, the Plan’s investments included $395,458 and $1,075,488 of Plan forfeitures. Plan forfeitures were not used to offset employer contributions to the Plan in 2009 or 2008.

Participants’ Loans:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed 5 years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as prime plus 1.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e. attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested plan balance in cash, or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly installment payment.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contributions in any of the investment options offered by the Plan.

Reclassifications:

Certain prior year amounts have been reclassified to conform with the current year’s presentation.

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

Key Corp Common Stock

Closing market price as quoted on the New York Stock Exchange as of December 31, 2009 and December 31, 2008. The closing market price of Key Corp’s Common Stock at December 31, 2009 and December 31, 2008 was $5.55 and $8.52, respectively.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Investment Valuation, Continued:

Mutual Funds

Closing price as quoted per the Interactive Data Corporation (IDC) as of December 31, 2009 and December 31, 2008.

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from IDC.

Loans

In the opinion of the Plan administrator, the outstanding balance approximates fair value.

Fully Benefit-Responsive Investment Contracts

As described in the accounting guidance applicable to reporting of fully benefit-responsive investment contracts held by certain investment companies subject to the AICPA Investment Company Guide and defined-contribution health and welfare and pension plans, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the applicable accounting guidance, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The fair value is based on various valuation approaches dependent on the underlying investments of the contract.

The change in the difference between fair value (contract value for fully benefit-responsive investment contracts) and the cost of investments is reflected in the Statements of Changes in Net Assets Available for Benefits as a component of net realized gain (loss) and unrealized appreciation (depreciation).

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sale of KeyCorp Common Stock are based on the specific cost of investments sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

Fair Value Measurement:

Effective January 1, 2008, the Plan adopted the applicable accounting guidance for fair value measurements and disclosures. This accounting guidance defines fair value, establishes a framework for measuring fair value, expands disclosures about fair value measurements and applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value in any new circumstances.

As defined in this guidance, fair value is the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. It represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued in the principal market where it sells the particular asset. In the absence of a principal market, valuation is based on the most advantageous market for the asset (i.e., the market where the asset could be sold at a price that maximizes the amount to be received.)

Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability. Inputs can be observable or unobservable. Observable inputs are assumptions that are based on market data and obtained from a source independent of the Plan. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset or liability. Unobservable inputs are based on the best and most current information available on the measurement date.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Fair Value Measurement, Continued:

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in the active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets or liabilities classified as Level 2 are based on one or a combination of the following factors: (a) quoted prices for similar assets or liabilities in active or inactive markets; (b) observable inputs for the asset or liability, such as interest rates or yield curves; or (c) inputs derived principally from or corroborated by observable market data. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset.

Additional information regarding fair value measurements and disclosures is provided in Note 6 (“Fair Value Measurement.”)

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

Plan Termination:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock, interests in mutual funds and collective trusts (including fully benefit-responsive investment contracts), and loans to participants. These investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Subsequent Events:

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

Subsequent Accounting Pronouncements:

In January 2010, the FASB issued Accounting Standard Update 2010-06, which will require additional disclosures related to fair value measurements. The additional disclosures will include a separate disclosure of the amount of significant transfers in and out of Level 1 and 2, including a description of the reason for the transfer. In addition, for the reconciliation of activity in Level 3 measurements, information about purchases, sales, issuances and settlements will need to be reported on a gross basis, rather than as one net number. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The guidance will only affect footnote disclosures, and will not have an impact on the financial statements.

3	Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated May 16, 2008, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan has been amended since receiving the determination letter. However, the Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
4	Collective Trust Fund with Fully Benefit-Responsive Investment Contracts

The Plan’s investment in the KeyBank EB Magic Fund (Fund) as of December 31, 2009 and 2008 principally consists of fully benefit-responsive synthetic guaranteed investment contracts (GICs). At December 31, 2009, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $112,872,548 and contract value of $113,359,103. At December 31, 2008, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $107,085,459 and contract value of $112,718,380. The GIC investments held by the Fund represent arrangements, which guarantee a stated interest rate for the term of the contracts.

Traditional GICs are unsecured, general obligations of insurance companies. The obligation is backed by the general account assets of the insurance company that writes the investment contract. The interest crediting rate on the contract is typically fixed for the life of the investment. Separate account GICs are investments in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC’s return. The credited rate on this product will reset periodically and it will have an interest rate of not less than 0%.

General fixed maturity synthetic GICs consist of an asset or collection of assets that are owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate of the contract is set at the start of the contract and typically resets every quarter. The initial crediting rate for the contract is established based on the market interest rates at the time the initial asset is purchased and it will have an interest crediting rate of not less than 0%.

Constant duration synthetic GICs consist of a portfolio of securities owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate on a constant duration synthetic GIC resets every quarter based on the book value of the contract, the market yield of the underlying assets, the market value of the underlying assets and the average duration of the underlying assets. The initial crediting rate for the contract is established based on the market interest rates at the time the underlying portfolio is first put together and it will have an interest crediting rate of not less than 0%.

The average market yield of the KeyBank EB Magic Fund for 2009 and 2008 was 2.87% and 3.93%, respectively. This yield is calculated based on actual investment income from the underlying investments for the last month of the year, annualized and divided by the fair value of the investment portfolio on the respective balance sheet date. The average yield of the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund was 2.78% and 3.71% for 2009 and 2008, respectively.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments

During the years ended December 31, 2009 and 2008, the Plan’s investments (including realized gains and losses on investments held for any portion of the Plan year) appreciated (depreciated) in fair market value (contract value for fully benefit-responsive investment contracts) by the net amount of $78,905,847 and $(695,856,986), respectively as follows:

	December 31,
	2009	2008
Net appreciation (depreciation) in fair value (contract value for fully benefit-responsive investment contracts) during the year:
Key Corp Stock Fund	$(75,849,828)	$(349,617,330)
American Growth Fund of America	29,541,493	(61,116,941)
Batterymarch Small Cap Stock Fund	3,355,041	(9,408,751)
BGI Equity Index Fund	(4,739,039)	(29,773,204)
BGI Lifepath Index 2015 NL Fund	237,035	—
BGI Lifepath Index 2020 NL Fund	256,686	—
BGI Lifepath Index 2025 NL Fund	121,739	—
BGI Lifepath Index 2030 NL Fund	153,178	—
BGI Lifepath Index 2035 NL Fund	88,888	—
BGI Lifepath Index 2040 NL Fund	37,346	—
BGI Lifepath Index 2045 NL Fund	27,938	—
BGI Lifepath Index 2050 NL Fund	68,654	—
BGI Lifepath Index Retirement NL Fund	12,535	—
BGI Money Market Collective Trust Fund	239,677	2,852,392
Dodge & Cox International Fund	24,236,134	(57,653,981)
Federated Government Obligations Fund	24,866	—
KeyBank EB Magic Fund	3,439,574	3,773,747
Vanguard Total Bond Market Index Fund	386,404	—
Vanguard Extended Market Index Fund	860,896	—
Vanguard Inflation Protected Securities Inst Fund	(54,376)	—
Vanguard Institutional Index Fund	17,410,050	—
Vanguard Institutional Developed Mkts Index Fund	463,075	—
Victory Balanced Fund	9,547,959	(22,726,296)
Victory Core Bond Fund	2,941,844	(6,984,908)
Victory Diversified Stock Fund	15,607,955	(38,880,062)
Victory Investment Grade Convertible Fund	1,826,401	(4,026,667)
Victory Small Company Opportunity Fund	10,404,451	(13,288,974)
Victory Special Value Fund	18,716,057	(52,168,888)
Victory Value Fund	19,543,214	(56,837,123)

	$78,905,847	$(695,856,986)

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments, Continued

The Plan’s funds are invested in the various investments, including the KeyCorp Common Stock Fund, interests in mutual funds and collective trusts and loans to participants, through the Wilmington Trust Company. Investments which constitute more than 5% of the Plan’s net assets are:

	2009	2008
KeyCorp Common Stock *	$174,448,826	$227,352,072
American Growth Fund of America	$119,200,933	$88,344,077
BGI Money Market Collective Trust Fund	NA	$136,112,609
Dodge & Cox International Fund	$85,246,371	NA
Federated Government Obligations Fund	$111,402,750	NA
KeyBank EB Magic Fund	$112,872,548	$107,085,459
Vanguard Institutional Index Fund	$64,166,239	NA
Victory Balanced Fund	$63,483,680	$56,517,801
Victory Core Bond Fund	$63,056,352	$59,350,516
Victory Diversified Stock Fund	$74,819,894	$62,827,398
Victory Special Value Fund	$75,025,380	$61,618,986
Victory Value Fund	$107,478,785	$93,390,719

*	Nonparticipant directed
Information about net assets and the significant components of changes in net assets related to the nonparticipant-directed investment is as follows:

	2009	2008
Net Assets:
KeyCorp Stock Fund and Other Nonparticipant
Directed Investments	$183,930,731	$234,567,316

	Year Ended December 31,
	2009	2008
Change in Net Assets:
Contributions	$53,223,120	$58,168,970
Dividends and interest	2,650,444	23,834,467
Participant loan repayments, including interest	2,863,363	3,557,195
New participant loans	(1,787,520)	(2,301,784)
Net realized and unrealized appreciation (depreciation)	(75,849,828)	(351,187,911)
Participant withdrawals	(13,703,530)	(46,671,247)
Transfers to participant-directed investments	(18,543,600)	(16,693,753)
Forfeitures	(929)	(55,393)
Securities purchased, not settled	1,794,594	—
Administrative and other expenses	(907,927)	(375,345)
Transfer from USB	—	24,041,023
Other activity, net	(374,772)	987,720

	$(50,636,585)	$(306,696,058)

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
6	Fair Value Measurement

The applicable accounting guidance for fair value measurements and disclosures establishes a three-level valuation hierarchy for determining fair value that is based on the transparency of the inputs used in the valuation process. The inputs used in determining fair value in each of the three levels of the hierarchy are as follows:
Level 1. Quoted prices in active markets for identical assets.
Level 2. Either: (i) quoted market prices for similar assets in active markets; (ii) quoted prices for identical or similar assets in inactive markets; (iii) observable inputs, such as interest rates or yield curves; or (iv) inputs derived principally from or corroborated by observable market data.
Level 3. Unobservable inputs.
The hierarchy gives the highest ranking to Level 1 inputs and the lowest ranking to Level 3 inputs. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the overall fair value measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset. If the asset has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset.

The following is a description of the valuation methodologies used to measure fair value of assets held in the Plan:

KeyCorp Common Stock. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1.

Mutual Funds, Collective Investment Trusts, and Money Market Funds. Investments in mutual funds, collective investment trusts and money market funds are valued at their closing net asset value. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1. Because net asset values for the collective investment trusts and money market funds are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

Loans to Participants. Loans to Plan participants are valued at cost plus accrued interest, which approximates fair value and are classified as Level 3.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
6	Fair Value Measurement, Continued

Assets are considered to be fair valued on a recurring basis if fair value is measured regularly (i.e., daily, weekly, monthly or quarterly). The following is a summary of the Plan’s investments as of December 31, 2009 and 2008 by level in the fair value hierarchy.

December 31, 2009	Level 1	Level 2	Level 3	Total
Common Stock — U.S.	$174,448,826	$—	$—	$174,448,826
Mutual Funds:
U.S. equity	488,443,660	—	—	488,443,660
International equity	90,188,340	—	—	90,188,340
Fixed income	79,549,495	—	—	79,549,495
Hybrid	75,410,700	—	—	75,410,700
Collective Investment Trusts:
U.S. equity	—	17,086,721	—	17,086,721
Target maturity	—	10,721,152	—	10,721,152
Guaranteed investment contract	—	112,872,548	—	112,872,548
Money Market Funds	—	120,884,655	—	120,884,655
Loans to Participants	—	—	30,748,137	30,748,137

	$908,041,021	$261,565,076	$30,748,137	$1,200,354,234

December 31, 2008	Level 1	Level 2	Level 3	Total
Common Stock — U.S.	$227,352,072	$—	$—	$227,352,072
Mutual Funds:
U.S. equity	338,325,564	—	—	338,325,564
International equity	53,697,185	—	—	53,697,185
Fixed income	59,350,516	—	—	59,350,516
Hybrid	64,637,892	—	—	64,637,892
Collective Investment Trusts:
U.S. equity	—	62,612,289	—	62,612,289
Guaranteed investment contract	—	107,085,459	—	107,085,459
Money Market Funds	—	143,327,853	—	143,327,853
Loans to Participants	—	—	32,259,973	32,259,973

	$743,363,229	$313,025,601	$32,259,973	$1,088,648,803

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
6	Fair Value Measurement, Continued

The following table shows the changes in the fair value of the Plan’s Level 3 assets for the years ended December 31, 2009 and 2008.

Participant
Loans
Balance at December 31, 2008	$32,259,973
Purchases, sales, issuances and settlements, net	(1,511,836)

Balance at December 31, 2009	$30,748,137

Balance at December 31, 2007	$36,343,304
Purchases, sales, issuances and settlements, net	(4,083,331)

Balance at December 31, 2008	$32,259,973

7	Employee Stock Ownership Plan

The ESOP feature of the Plan was originally structured as a leveraged ESOP. Effective July 14, 2001, the leveraged feature of the ESOP terminated in conjunction with the Plan’s final ESOP loan payment.

8	Party-in-Interest Transactions

Effective March 1, 2003, Wilmington Trust Company became the single Trustee for the Plan. During 2009 and 2008, the Plan received $2,640,417 and $23,593,271, respectively, in KeyCorp common stock dividends. The Plan’s investments in mutual funds and collective trusts received $11,597,751 and $16,516,491 in investment income and capital gains distributions in 2009 and 2008, respectively. Victory Capital Management Inc., an affiliate of KeyCorp, also serves as an investment advisor to many of the Plan’s investment funds.

During the year ended December 31, 2009, 9,295,859 shares of common stock of KeyCorp were purchased by the Plan for $55,747,123 and 4,262,820 shares of common stock of KeyCorp were sold by the Plan for $31,077,631. During the year ended December 31, 2008, 5,388,140 shares of common stock of KeyCorp were purchased by the Plan for $60,837,583 and 603,150 shares of common stock of KeyCorp were sold by the Plan for $7,244,730.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
9	KeyCorp Acquisitions Affecting Plan

On January 1, 2008, KeyCorp acquired U.S.B. Holding Co., Inc. (U.S.B.), the holding company for Union State Bank, a commercial bank headquartered in Orangeburg, New York. Under terms of the agreement relating to the exchange of shares, KeyCorp common shares and cash were exchanged for all of the outstanding shares of U.S.B., including those in the Plan. In connection with such acquisition, KeyCorp assumed the legal sponsorship and administration for the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan With 401(K) Provisions (U.S.B. Plan). Effective April 1, 2008, the U.S.B. Plan was merged into the Plan and net assets of $43,928,796 were transferred to the Plan.

On October 1, 2007, KeyCorp acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing, counseling and payment services. In connection with such acquisition, KeyCorp assumed the legal sponsorship and administration for the Tuition Management Systems, Inc, 401(K) Profit Sharing Plan and Trust (TMS Plan). Effective March 1, 2008, the TMS Plan was merged into the Plan and net assets of $4,300,321 were transferred to the Plan.

10	Legal Proceedings

Taylor litigation. On August 11, 2008, a purported class action case was filed against KeyCorp, its directors and certain employees, captioned Taylor v. KeyCorp et al., in the United States District Court for the Northern District of Ohio. On September 16, 2008, a second and related case was filed in the same district court, captioned Wildes v. KeyCorp et al. The plaintiffs in these cases seek to represent a class of all participants in KeyCorp’s 401(k) Savings Plan and allege that the defendants in the lawsuit breached fiduciary duties owed to them under ERISA. On January 7, 2009, the Court consolidated the Taylor and Wildes lawsuits into a single action. Plaintiffs have since filed their consolidated complaint, which continues to name certain employees as defendants but no longer names any outside directors. Key strongly disagrees with the allegations asserted against KeyCorp and certain employees, and intends to vigorously defend against them.

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2009

	(b)	(c)
	Identity of Issue,	Description of Investment Including		(e)
	Borrower, Lessor,	Maturity Date, Rate of Interest,	(d)	Current
(a)	or Similar Party	Collateral, Par or Maturity Value	Cost **	Value

	KeyCorp Common Stock Fund
*	KeyCorp Common Stock	Common Stock	$395,419,587	$174,448,826
	Wilmington Prime Money Market Fund	Money Market Fund	8,839,222	8,839,222

	Total KeyCorp Common Stock Fund		404,258,809	183,288,048

	American Growth Fund of America	Large U.S. Equity Fund		119,200,933
	Batterymarch Small Cap Stock Fund	Small Cap Stock Fund		17,086,721
	BGI Lifepath Index 2015 NL Fund	Target Maturity Fund		2,462,124
	BGI Lifepath Index 2020 NL Fund	Target Maturity Fund		3,497,402
	BGI Lifepath Index 2025 NL Fund	Target Maturity Fund		1,318,646
	BGI Lifepath Index 2030 NL Fund	Target Maturity Fund		1,234,642
	BGI Lifepath Index 2035 NL Fund	Target Maturity Fund		633,211
	BGI Lifepath Index 2040 NL Fund	Target Maturity Fund		648,716
	BGI Lifepath Index 2045 NL Fund	Target Maturity Fund		323,441
	BGI Lifepath Index 2050 NL Fund	Target Maturity Fund		471,225
	BGI Lifepath Index Retirement NL Fund	Target Maturity Fund		131,745
	Dodge & Cox International Fund	International Fund		85,246,371
	Federated Government Obligations Fund	Money Market Fund		111,402,750
* ^^	KeyBank EB Magic Fund	Stable Value Fund		113,359,103
	Vanguard Total Bond Market Index Fund	Fixed Income Fund		11,891,165
	Vanguard Extended Market Index Fund	Mid U.S Equity Fund		5,620,057
	Vanguard Inflation Protected Securities Inst Fund	Fixed Income Fund		4,601,978
	Vanguard Institutional Index Fund	Large U.S. Equity Fund		64,166,239
	Vanguard Institutional Developed Mkts Index Fund	International Fund		4,941,969
*	Victory Balanced Fund	Balanced Fund		63,483,680
*	Victory Core Bond Fund	Fixed Income Fund		63,056,352
*	Victory Diversified Stock Fund	Large U.S. Equity Fund		74,819,897
*	Victory Investment Grade Convertible Fund	Convertible Securities Fund		11,927,020
*	Victory Small Company Opportunity Fund	Small U.S. Equity Fund		42,132,369
*	Victory Special Value Fund	Mid U.S Equity Fund		75,025,380
*	Victory Value Fund	Large U.S. Equity Fund		107,478,785
**	Wilmington Prime Money Market Fund	Money Market Fund	642,683	642,683
*	Loans to participants (interest rates from 4.25% to 10.50% with various maturities)			30,748,137

	Total assets held for investment purposes			$1,200,840,789

*	Party-in-interest to the Plan.

**	Cost information is only required to be provided for nonparticipant directed investments.

^^	Amount reported at contract value.

SCHEDULE OF REPORTABLE TRANSACTIONS
Form 5500, Schedule H, Part IV, Line 4j
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2009

							(h) Current
(a)					(f) Expense		Value of
Identity					Incurred		Asset on
of Party		(c) Purchase	(d) Selling	(e) Lease	with	(g) Cost of	Transaction	(i) Net Gain
Involved	(b) Description of Asset	Price	Price	Rental	Transaction	Asset	Date	(Loss)

Category (iii) — Series of transactions in excess of 5% of plan assets

Wilmington	Wilmington Prime Money Market	$193,703,664	$—	$—	$—	$193,703,664	$193,703,664	$—
Wilmington	Wilmington Prime Money Market	$—	$191,437,205	$—	$—	$191,437,205	$191,437,205	$—

The purchase price of securities acquired represented the fair value at the dates of the above transactions.

There were no category (i), (ii), or (iv) transactions during 2009.